Exhibit 5.1

March 11, 2025	+1 617 526 6000 (t) +1 617 526 5000 (f) wilmerhale.com

Xilio Therapeutics, Inc.

828 Winter Street, Suite 300

Waltham, Massachusetts 02451

Re:	Prospectus Supplement to Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with (i) the Registration Statement on Form S-3 (File No. 333-268264) (the “Registration Statement”) filed by Xilio Therapeutics, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of, among other things, shares of common stock, par value $0.0001 per share (“Common Stock”) of the Company, all of which may be issued and sold from time to time on a delayed or continuous basis by the Company pursuant to Rule 415 under the Securities Act at an aggregate initial offering price not to exceed $250,000,000, as set forth in the Registration Statement and the base prospectus contained therein (the “Base Prospectus”) and (ii) the prospectus supplement, dated March 11, 2025 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the issuance and sale from time to time by the Company of shares of Common Stock having an aggregate offering price of up to $50,000,000 (the “Shares”). The Shares are to be issued and sold pursuant to a Sales Agreement, dated March 11, 2025, by and between the Company and Leerink Partners LLC (the “Sales Agreement”). We are acting as counsel for the Company in connection with the issue and sale by the Company of the Shares.

We have examined and relied upon copies of the Registration Statement and the Prospectus, as filed with the Commission, including the exhibits thereto. We have also examined and relied upon the Sales Agreement, the Restated Certificate of Incorporation of the Company (as amended or restated from time to time, the “Certificate of Incorporation”), the Second Amended and Restated By-Laws of the Company and minutes of meetings of the stockholders and the Board of Directors of the Company including duly authorized committees thereof as provided to us by the Company.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the legal capacity of all signatories, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of such original documents and the completeness and accuracy of the corporate minute books of the Company.

We have relied as to certain matters on information obtained from public officials and officers of the Company, and we have assumed (i) all Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, the Prospectus and any applicable prospectus supplement; (ii) there will be sufficient shares of Common Stock authorized under the Certificate of Incorporation and not otherwise reserved for issuance; and (iii) at the time of the issuance and sale of the Shares, the Company will be validly existing as a corporation and in good standing under the laws of the State of Delaware.

We are expressing no opinion herein as to the application of any federal or state law or regulation to the power, authority or competence of any party to any agreement with respect to the Common Stock other than the Company. We have assumed that such agreements are, or will be, the valid and binding obligations of each party thereto other than the Company, and enforceable against each such other party in accordance with their respective terms.

We have assumed for purposes of our opinion below that no authorization, approval, consent or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Company of any such agreement, or, if any such authorization, approval, consent, action, notice or filing is required, it will have been duly obtained, taken, given or made and will be in full force and effect. We have also assumed that there will not have occurred, prior to the date of issuance of any Common Stock, any change in law affecting the validity or enforceability of such Common Stock and that at the time of the issuance and sale of such Common Stock, the

Board of Directors of the Company (or any committee of the Board of Directors pursuant to authority properly delegated to such committee by the Board of Directors of the Company) shall not have taken any action to rescind or otherwise reduce its prior authorization of the issuance of such Common Stock.

We also express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware. We also express no opinion herein with respect to compliance by the Company with the securities or “blue sky” laws of any state or other jurisdiction of the United States or of any foreign jurisdiction. We also express no opinion and make no statement herein with respect to the antifraud laws of any jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares have been issued and paid for in accordance with the terms and conditions of the Sales Agreement, the Shares will be validly issued, fully paid and non-assessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act as an exhibit to the Current Report on Form 8-K to be filed by the Company on the date hereof in connection with the issuance and sale of the Shares and to the use of our name therein and in the related Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING HALE AND DORR LLP

By:	/s/ Wilmer Cutler Pickering Hale and Dorr LLP
WILMER CUTLER PICKERING HALE AND DORR LLP